Exhibit (a-2)

THE ALGER PORTFOLIOS

CERTIFICATE OF AMENDMENT

The undersigned, being the President of The Alger Portfolios (the “Trust”), a Trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees at a meeting duly called and held on May 18, 2017, the Declaration of Trust is amended effective as of August 30, 2017 as follows:

The name of a Portfolio established by Sections 6.1 and 6.2 of the Declaration of Trust is hereby amended as follows:

The name of the Alger SMid Cap Growth Portfolio is hereby amended to be the “Alger SMid Cap Focus Portfolio”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 7 day of August, 2017.

/s/ Hal Liebes
Hal Liebes
President

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	August 7, 2017

Then personally appeared the above, Hal Liebes, and acknowledged the foregoing instrument to be his free act and deed before me,

/s/ Louise M. Ulitto
Notary Public
My Commission Expires: January 31, 2019